EXHIBIT 99.1

September 23, 2020

EOG Resources Appoints Michael T. Kerr to Board of Directors; Declares Quarterly Dividend on Common Stock

HOUSTON – (PR Newswire) – EOG Resources, Inc. (EOG) today announced the appointment of Michael T. Kerr to its Board of Directors, effective October 5, 2020.

Kerr has over 36 years of investment experience, including 35 years with Capital Group, home of American Funds®, and one of the world’s oldest and largest investment management organizations. During his tenure with Capital Group, Kerr has managed multiple funds as an equity portfolio manager after covering global oil and gas companies and U.S. utilities as an analyst earlier in his career. Kerr will be retiring from Capital Group, effective October 1, 2020. Prior to joining Capital Group, Kerr was an exploration geophysicist with Cities Service Company.

“We are excited to add someone with Mike’s extensive portfolio management experience to the EOG Board of Directors,” said William R. “Bill” Thomas, Chairman and Chief Executive Officer. “Mike will provide a unique perspective and add valuable insight drawing upon years of experience as an investor in both the oil and gas industry and the broader market. We are pleased to welcome Mike to the EOG team.”

Dividend
The Board of Directors declared a dividend of $0.375 per share on EOG’s Common Stock, payable October 30, 2020, to stockholders of record as of October 16, 2020. The indicated annual rate is $1.50.

About EOG
EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States, Trinidad and China. To learn more visit www.eogresources.com.

Investor Contacts
David Streit 713-571-4902
Neel Panchal 713-571-4884

Media and Investor Contact
Kimberly Ehmer 713-571-4676